Exhibit 10.09

February 22, 2008

Mr. Kay Johansson

Dear Kay,

It is our pleasure to offer you employment with MobiTV, Inc., as Chief Technology Officer, reporting to Domingo Mihovilovic with a dotted line to Phillip Alvelda. Your start date will be pending the approval of your O-1 visa and you will be located in our Emeryville office. 9-1-06

Your salary will be $180,000 annually. In addition, you are eligible for a 30% ($54,000) MBO bonus, paid annually based upon company financial objectives and fulfillment of individual quarterly goals.

To assist with your transition to Emeryville, MobiTV will provide you with a one-time net bonus of $10,000. In addition, MobiTV will provide temporary housing and a rental car each for 30 days. Should you voluntarily leave MobiTV during your first year of employment, you will be required to reimburse the company for these hiring allowances. By signing this offer, you agree to repay the bonuses by having them deducted from your final pay.

As an added incentive, subject to approval by the Board of Directors, you will be granted an option to purchase 200,000 shares of MobiTV common stock under the Company’s Equity Incentive Plan. The option will be granted pursuant to the Company’s Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the “Plan”), and shall be an incentive stock option to the extent permitted by law, but to the extent the option’s cumulative exercise price exceeds $100,000, that portion of the option will be a nonqualified option. The options will be granted at an exercise price equal to the FMV of the stock on the date of grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1/48th of the total grant per month. Vesting will, of course, depend on your continued employment with the Company.

If a Corporate Transaction (as defined below) occurs and, in connection with such Corporate Transaction or within twelve months following such Corporate Transaction, you are subject to an Involuntary Termination, fifty percent (50%) of the shares specified above fully vests in the lesser of (i) 50% of all the shares covered by the original option grant or (ii) all shares that then remain unvested.

For purposes of this Agreement, a “Corporate Transaction” shall mean the occurrence of any of the following events: (1) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated; (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (3) any reverse merge in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

For purposes of this Agreement, an “Involuntary Termination” shall mean (A) a termination other than for Cause; (B) you voluntarily resign following any of the following events (i) a material change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities, and requirements; (ii) any reduction in base pay; or (iii) relocation of Executive’s principal office from the San Francisco Bay Area. The Involuntary Termination clause must be evoked within the 60-day period immediately following such material change in order to be in effect.

For purposes of this agreement, “Termination for Cause” will exist at any time after the happening of one or more of the following events: (1) conviction of, or pleading guilty or nolo contender to, a felony or any other crime if, in the later case, it involves fraud, dishonesty or moral turpitude; (2) willful misconduct which the chief executive officer determines in his good faith discretion may significantly negatively affect the company either economically or with regard to its reputation; (3) failure to perform your duties after written notice; (4) failure to follow the direction of the board or a more senior executive or continuing insubordination; (5) violation of the company’s code of conduct or other similar guidelines; (6) breach of fiduciary duty or fraud or dishonesty with regard to the company.

You will be eligible to receive standard MobiTV benefits effective on your first day of employment. MobiTV may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described or otherwise communicated to you, in whole or in part, at any time, with our without notice.

Additionally, under the terms of the Immigration Reform and Control Act you are subject to the Act’s provisions. In order to comply, you must be an American citizen or have the authorization to work in the United States. In either case, verification is required within 3 days of your date of hire. Please bring the appropriate documentation you on your first day. (Please see attached Form I-9 for “List of Acceptable Documents”).

MobiTV is extending you this offer based upon your general skills and abilities and not your possession of any proprietary information belonging to your current employer. Should you decide to accept this offer, MobiTV requests that you do not disclose any such information or bring any materials belonging to any former employer. Further, you represent and warrant to MobiTV that you are not bound by any restriction or covenant not to compete that would prevent you from performing your expected job duties at MobiTV.

We hope that this will be the beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment is at-will. You are not being offered employment for a definitive period of time and that either you or MobiTV may terminate the employment relationship at any time and for any reason without prior notice. MobiTV’s policies, compensation and benefits may be amended at MobiTV’s discretion.

This offer is in effect through February 28, 2006. In accordance with standard MobiTV policy, this offer is contingent upon you: (a) completing and executing the enclosed Employee Confidential Information Agreement, (b) and returning this letter to MobiTV prior to close of business on February 28, 2008.

We believe that you will make a significant contribution to the company. I am looking forward to you accepting this offer and joining us in this exciting new venture. If you have any questions, please call.

Very truly yours,

Domingo Mihovilovic

VP of Engineering

By my execution of this letter, I accept the offer of employment (and all of the terms and conditions) above.

Complete the following information and return a fax copy of the letter and acceptance to (801) 216-7037, attention Amy Sequeira, Human Resources Department, along with the complete, signed Employee Proprietary Information Agreement. Keep copies for your records.

Signature:	/s/ KAY JOHANSSON
Print Name:	KAY JOHANSSON
Date:	24/2 – 06
Start Date:	9-1-06

To initiate the new hire process, please complete the following information:

Social Security Number: [OMITTED]

Date of Birth: [OMITTED]

Actual Name on business card

Please print below how you would like your name to appear on your business card.

KAY JOHANSSON

Business card title: CTO